EXHIBIT 99

PGT Reports 2012 Third Quarter Results

VENICE, FL., October 31, 2012 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its third quarter and first nine months ended September 29, 2012.

“In the third quarter of 2012, we posted net income of $2.7 million, which was a substantial improvement compared to a year ago. This was achieved, despite lower sales of 2.2%, as a result of improved product mix, continued improvement in operational efficiencies, and the hard work and dedication of our employees to consistently perform above expectations,” said PGT’s President and Chief Executive Officer, Rod Hershberger. “Some of our markets, while still below normal, are showing signs of growth, and we are well positioned to capitalize and gain share.”

Mr. Hershberger continued, “During the quarter WinGuard sales grew 4% over prior year, and represented 73% of the total sales compared to 68% a year ago. Also, targeted promotional activity helped drive our mix improvement and gain share in certain markets. We did experience lower sales of $1.1 million in PremierVue products, primarily driven by a reduction in low margin sales to a particular customer, and a $0.6 million decline in our Architectural Systems products due to the completion of a large condo retrofit project in 2011.”

Our financial highlights for the third quarter ended September 29, 2012 include:

▪	Net sales of $44.7 million, a decrease of $1.0 million, or 2.2%, compared to the third quarter of 2011;

▪	Gross margin of 34.1%, an increase from the third quarter of 2011 gross margin of 28.2% (which, after adding back consolidation charges would have been 29.8% in 2011);

▪
Net income of $2.7 million compared to a net income of $0.2 million in the third quarter of 2011. The 2011 third quarter included consolidation charges totaling $0.1 million and additional expenses relating to manufacturing inefficiencies caused by the consolidation totaling $0.6 million;

▪	Net income per diluted share of $0.05 compared to a net income per diluted share of $0.00 in the third quarter of 2011; and

▪
EBITDA of $6.7 million, compared to $5.1 million in the third quarter of 2011.  The 2011 EBITDA would have been $5.9 million, after adding back consolidation charges and related manufacturing inefficiencies  (please see the table entitled "Reconciliation of Non-GAAP financial measures to their GAAP equivalents").

Commenting on the third quarter and year to date, Jeff Jackson, PGT's Executive Vice President and Chief Financial Officer, stated, "Although sales decreased slightly as we continue to pursue our plan and focus on more profitable product lines and geographic markets, our gross margin increased 18% and reflects both improved product mix and operational efficiencies. Our quarter ending cash balance was $19.7 million, and we prepaid an additional $3.0 million of outstanding bank debt during the quarter, bringing our gross debt to $40.5 million."

Our financial highlights for the nine months ended September 29, 2012 include:

▪	Net sales of $129.3 million, a decrease of $2.2 million, or 1.7%, compared to the first nine months of 2011;

▪	Gross margin of 33.8%, an increase from the first nine months of 2011 gross margin of 22.9% (which, after adding back consolidation charges would have been 28.5% in 2011);

▪
Net income of $5.8 million compared to a net loss of $10.6 million for the first nine months of the prior year. 2011 results included consolidation charges totaling $4.1 million and additional expenses relating to manufacturing inefficiencies caused by the consolidation totaling $4.0 million;

▪	Net income per diluted share of $0.11 compared to a net loss per diluted share of $0.20 for the first nine months of 2011; and

▪
EBITDA of $17.8 million, compared to $3.5 million for the first nine months of 2011. The 2011 EBITDA would have been $12.0 million, after adding back consolidation charges and related manufacturing inefficiencies (please see the table entitled "Reconciliation of Non-GAAP financial measures to their GAAP equivalents").

Mr. Jackson continued, “During the quarter and the nine months just ended, we generated $7.5 million and $16.4 million in cash from operations, respectively. This shows our financial condition is strong, and that we are poised to take advantage of opportunities to drive our brand awareness and market share gains. We expect our improved leverage to continue the momentum we have achieved as we grow sales.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, November 1, 2012, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time:  877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning November 1, 2012, at 1:30 p.m. Eastern Time through November 22, 2012. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 38809757.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,000 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act.  These statements do not relate strictly to historical or current facts.  Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning.  Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations.  Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations.  Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities
•	The controlling interest of JLL Partners Fund IV, L.P.

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP).  We believe that presentation of non-GAAP measures such as adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance.  We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential.  The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income (loss) consists of GAAP net income (loss) adjusted for the items included in the accompanying reconciliation.  Adjusted net income (loss) per share consists of GAAP net income (loss) per share adjusted for the items included in the accompanying reconciliation.  We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential.  However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income (loss) adjusted for the items included on the accompanying reconciliation.  Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation.  We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense.  EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures.  Schedules that reconcile adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA to GAAP net income (loss) are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Jeff Jackson, Executive Vice President and CFO
941-480-1600   jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Net sales	$44,743	$45,751	$129,329	$131,567
Cost of sales	29,501	32,836	85,670	101,418
Gross margin	15,242	12,915	43,659	30,149
Selling, general and administrative expenses	11,592	11,524	35,206	36,992
Income (loss) from operations	3,650	1,391	8,453	(6,843)
Interest expense	878	1,114	2,675	3,287
Other (income) expense	(10)	36	(110)	455
Income (loss) before income taxes	2,782	241	5,888	(10,585)
Income tax expense	60	-	128	-
Net income (loss)	$2,722	$241	$5,760	$(10,585)

Basic net income (loss) per common share	$0.05	$0.00	$0.11	$(0.20)

Diluted net income (loss) per common share	$0.05	$0.00	$0.11	$(0.20)

Weighted average common shares outstanding:
Basic	53,686	53,659	53,674	53,658

Diluted	56,054	53,962	54,475	53,658

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 29,	December 31,
	2012	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$19,672	$10,940
Accounts receivable, net	16,439	13,830
Inventories	11,686	11,602
Prepaid expenses	963	871
Asset held for sale	5,259	-
Other current assets	3,099	2,871
Total current assets	57,118	40,114

Property, plant and equipment, net	41,945	48,606
Other intangible assets, net	46,953	51,830
Other assets, net	1,518	2,285
Total assets	$147,534	$142,835

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,822	$12,706
Current portion of long-term debt and capital lease obligations	-	50
Total current liabilities	15,822	12,756
Long-term debt	40,500	45,500
Deferred income taxes	15,041	15,041
Other liabilities	1,581	2,176
Total liabilities	72,944	75,473

Total shareholders' equity	74,590	67,362
Total liabilities and shareholders' equity	$147,534	$142,835

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
Reconciliation to Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share:

Net income/(loss)	$2,722	$241	$5,760	$(10,585)
Reconciling item:
Consolidation (1)	-	107	-	4,106
Manufacturing inefficiencies (2)	-	634	-	4,005
Write off deferred financing costs (3)	-	-	-	420
Tax effect of reconciling items	-	-	-	-
Adjusted net income/(loss)	$2,722	$982	$5,760	$(2,054)

Weighted average shares outstanding:
Basic	53,686	53,659	53,674	53,658
Diluted (4)	56,054	53,962	54,475	53,658

Adjusted net income/(loss) per share - basic	$0.05	$0.02	$0.11	$(0.04)
Adjusted net income/(loss) per share - diluted	$0.05	$0.02	$0.11	$(0.04)

Reconciliation to EBITDA and Adjusted EBITDA:
Net income/(loss)	$2,722	$241	$5,760	$(10,585)
Reconciling items:
Depreciation and amortization expense	3,034	3,764	9,261	10,788
Interest expense	878	1,114	2,675	3,287
Income tax expense	60	-	128	-
EBITDA	6,694	5,119	17,824	3,490
Add:
Consolidation (1)	-	107	-	4,106
Manufacturing inefficiencies (2)	-	634	-	4,005
Write off deferred financing costs (3)	-	-	-	420
Adjusted EBITDA	$6,694	$5,860	$17,824	$12,021
Adjusted EBITDA as percentage of net sales	15.0%	12.8%	13.8%	9.1%

(1) Represents charges related to consolidation actions taken in 2011. These charges relate primarily to employee separation costs and move related expenses. The $0.1 million in consolidation charges in the three months ended October 1, 2011, is included in cost of goods sold. Of the $4.1 million in consolidation charges in the nine months ended October 1, 2011, $3.4 million is included in cost of goods sold and $0.7 million is included in selling, general and administrative expenses.

(2) Represents temporary excess labor and scrap expense incurred as a result of the consolidation actions taken in 2011. The amounts were determined by comparing the July and August manufacturing results with normalized pre-consolidation quarter results. These charges are included in cost of goods sold for the three and nine months ended October 1, 2011.

(3) Represents the write off of the remaining unamortized fees associated with our previous financing agreement. These charges are included in other expense for the nine months ended October 1, 2011.

(4) Due to the actual net losses in the first nine months of 2011, the effect of equity compensation plans is anti-dilutive.